Exhibit 10.22

FIRST AMENDMENT TO CREDIT AGREEMENT

among

CHESAPEAKE MLP OPERATING, L.L.C.,

as the Borrower,

CHESAPEAKE MIDSTREAM PARTNERS, L.P.,

as the Parent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

THE ROYAL BANK OF SCOTLAND plc,

as Syndication Agent,

BANK OF MONTREAL,

COMPASS BANK AND

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

As Co-Documentation Agents

and

The Several Lenders from Time to Time Parties Hereto,

Dated as of May     , 2010

WELLS FARGO SECURITIES, LLC and RBS SECURITIES INC.,

as Joint Lead Arrangers

and

WELLS FARGO SECURITIES, LLC,

as Sole Book Manager

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (herein called the “Amendment”) dated as of             , 2010 among CHESAPEAKE MLP OPERATING, L.L.C., a Delaware limited liability company, formerly known as Chesapeake Midstream Partners, L.L.C. (“Borrower”), CHESAPEAKE MIDSTREAM PARTNERS, L.P., a Delaware limited partnership (“Parent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, and the Issuing Lender, and the several banks and other financial institutions or entities from time to time parties to the Existing Credit Agreement defined below (“Lenders”).

WITNESSETH:

WHEREAS, Borrower, Administrative Agent and Lenders entered into that certain Credit Agreement dated as of September 30, 2009 (the “Existing Credit Agreement”), for the purpose and consideration therein expressed, whereby Lenders became obligated to make loans to Borrower as therein provided; and

WHEREAS, Borrower, Administrative Agent and Lenders desire to amend the Existing Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Existing Credit Agreement, in consideration of the loans which may hereafter be made by Lenders to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS AND REFERENCES

Section 1.1. Terms Defined in the Existing Credit Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Existing Credit Agreement shall have the same meanings whenever used in this Amendment.

Section 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this Section 1.2.

“Amendment” means this First Amendment to Credit Agreement.

“Amendment Documents” means this Amendment and all other documents or instruments delivered in connection herewith or therewith.

“Amendment Effective Date” means the date that the conditions precedent to the effectiveness of this Amendment specified in Section 3.1 have been satisfied.

“Credit Agreement” means the Existing Credit Agreement as amended hereby.

ARTICLE II.

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Section 2.1. Additional Defined Terms. Section 1.1 of the Existing Credit Agreement is amended to add the following definitions:

“Consolidated Net Tangible Assets”: at any date of determination, the total amount of consolidated assets of the Group Members after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Group Members for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“First Amendment Effective Date”: the “Amendment Effective Date” as defined in that certain First Amendment to Credit Agreement dated as of May __, 2010 among Borrower, Parent, Administrative Agent and Lenders party thereto.

“General Partner”: Chesapeake Midstream GP, L.L.C., a Delaware limited liability company.

“Increase Effective Date”: as defined in Section 2.14(d).

“Parent”: Chesapeake Midstream Partners, L.P., a Delaware limited partnership.

“Parent Guarantee Agreement”: the Parent Guarantee Agreement to be executed and delivered by Parent, substantially in the form of Exhibit A-2 attached hereto.

“Parent Registration Statement”: the Form S-1 Registration Statement filed by the Parent with the SEC as Registration No. 333-164905, as amended.

“Ventures”: as defined in Section 8.1(l).

Section 2.2. Existing Defined Terms. The definition of “Specified Change of Control” in Section 1.1 of the Existing Credit Agreement is hereby deleted. The following definitions in Section 1.1 of the Existing Credit Agreement are hereby amended in their entirety to read as follows:

“Applicable Margin”: for each Type of Revolving Loan, on any day, the rate per annum set forth at the appropriate intersection at the relevant column heading below for such Type of Loan, and for the Commitment Fee, on any day, the rate per annum set forth at the appropriate intersection at the column for Commitment Fee Rate, in each case based on the Consolidated Leverage Ratio as of the close of business on the immediately preceding Business Day:

Consolidated Leverage Ratio	Base Rate Loans	Eurodollar Loans	Commitment Fee Rate
Less than 3.00 to 1.00	1.75%	2.75%	0.50%
Greater than or equal to 3.00 to 1.00 and less than 4.00 to 1.00	2.00%	3.00%	0.50%
Greater than or equal to 4.00 to 1.00	2.25%	3.25%	0.50%

“Chesapeake Energy Designees”: those voting members of the board of directors of the General Partner who are designated or appointed solely by Chesapeake Energy or its wholly owned Subsidiaries, excluding any directors or managers who may be designed or appointed by Chesapeake Energy or its wholly owned Subsidiaries but are designated or appointed (i) to satisfy or comply with any regulation or rule of any applicable governmental authority or regulating entity, including, without limitation, those of any regulatory agency, securities commission or stock exchange relating to independent directors or (ii) pursuant to any contractual obligations or otherwise to represent, in whole or in part, the interests of any Person other than Chesapeake Energy or its wholly owned Subsidiaries.

“Group Members”: the collective reference to Parent, the Borrower, the Subsidiary Guarantors and the Immaterial Subsidiaries.

“Gathering Documents”: the collective reference to the Gathering Agreement, the Barnett Gas Gathering Agreement executed January 25, 2010 among the Borrower, Total Gas & Power North America, Inc. and Total E&P USA, Inc., each other gas gathering agreement or similar agreement entered into by Parent, the Borrower or any Subsidiary of the Borrower with any other Person, whether pursuant to the terms of the Gathering Agreement or otherwise, and the Compression Agreement, as defined in and in the form attached to the Transaction Agreement.

“Material Agreements”: the collective reference to the Gathering Documents and the Omnibus Agreement in the form attached to the Parent Registration Statement.

“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower or of the General Partner, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower or the General Partner.

“Revolving Termination Date”: May     , 2015.

Section 2.3. Accounting Terms. The references to “the Borrower” in the definitions of “Consolidated EBITDA”, “Consolidated Interest Expense”, “Consolidated Leverage Ratio”, “Consolidated Net Income”, “Consolidated Net Worth”, and “Consolidated Tangible Net Worth” in Section 1.1 of the Existing Credit Agreement are hereby amended to read “Parent”.

Section 2.4. Increase in Commitments. Section 2.14 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Section 2.14 Increase in Commitments.

“(a) Request for Increase. Provided no Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Total Revolving Commitments; provided that (i) any such request for an increase shall be in a minimum amount of $15,000,000, (ii) the Borrower may make a maximum of three such requests during the Revolving Commitment Period, and (iii) after giving effect to such increase in the Total Revolving Commitments, the Total Revolving Commitments do not exceed $1,000,000,000. At the time of sending such notice, the Borrower may request all or part of such increase from the Lenders and, if it does so, shall specify (in consultation with the Administrative Agent) the time period within which each Lender who desires to commit to such increase is requested to respond.

“(b) Lender Elections to Increase. If Borrower so requests, each Lender may notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment (which agreement may be given or withheld at such Lender’s sole and absolute discretion) and, if so, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

“(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Swing Line Lender and each Issuing Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Persons who qualify as Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. It shall not be a condition to obtaining an increase in the Total Revolving Commitments that the full amount of such increase requested by the Borrower be approved by the Lenders or any additional Eligible Assignees. If less than the full amount of the increase requested by the Borrower is approved by the Lenders and any additional Eligible Assignee, the Borrower may, at its option, accept the amount of the increase so approved, or the Borrower may withdraw its request for all or a portion of such increase, in which case the Borrower shall be deemed not to have made a request for all or a portion of such increase, as applicable.

“(d) Effective Date and Allocations. If the Total Revolving Commitments are increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final amount and allocation of such increase and the Increase Effective Date.

“(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 4 and the other Loan Documents are true and correct on and as of the Increase Effective Date and (B) no Default exists. Administrative Agent shall notify the new or increasing Lenders of the amount of Loans of each Type and the applicable Interest Period thereof, and each such new or increasing Lender shall make Revolving Loans which are sufficient to make its outstanding Revolving Loans of each Type and of each Interest Period equal to such Lender’s Revolving Percentage of the Revolving Loans of such Type and such Interest Period. The Borrower shall pay to such new or increasing Lenders on the Increase Effective Date any costs reasonably determined by such Lender to have been incurred in respect of Eurodollar Loans related to such increase which are funded other than on the first day of the Interest Period relating thereto.

“(f) Conflicting Provisions. This Section shall supersede any provisions in Section 3.8 or Section 10.1 to the contrary.”

Section 2.5. Representations and Warranties. The introductory paragraph to Article 4 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Loans and issue or participate in the Letters of Credit, Parent and the Borrower hereby represent and warrant to the Administrative Agent and each Lender that:”

Section 2.6. Financial Condition.

(a) Sections 4.1(a) and (b) of the Existing Credit Agreement are hereby amended in their entirety to read as follows:

“Section 4.1. Financial Condition.

“(a) The audited consolidated balance sheet of Parent as of December 31, 2009 and the related consolidated statements of operations and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, in each case as set forth in the Parent Registration Statement, present fairly the consolidated financial condition of Parent as at such date as set forth therein, and its consolidated results of operations and consolidated cash flows for the fiscal year then ended as set forth therein. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by the aforementioned firm of accountants and disclosed therein) as set forth therein.

“(b) [Intentionally deleted].”

(b) The final sentence of Section 4.1(d) which begins “Unless otherwise disclosed in writing to the Lenders prior to the date hereof” is hereby restated in its entirety to read as follows:

“Unless otherwise disclosed in writing to the Lenders prior to the First Amendment Effective Date, during the period from December 31, 2009, to and including the First Amendment Effective Date there has been no Disposition by any Group Member of any material part of its business or property from that reflected in the balance sheet as at such date referred to in Section 4.1(a).”

Section 2.7. No Change. Section 4.2 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Section 4.2. No Change. Since December 31, 2009 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect except as set forth at Schedule 4.2.”

Section 2.9. Knowledge and Belief Representations and Warranties.

(a) The references in Sections 4.6, 4.10, 4.12, 4.17(d) and 4.17(f) of the Existing Credit Agreement to “to the knowledge of the Borrower” are hereby amended to read “to the knowledge of the Parent and Borrower”.

(b) The reference in Section 4.17(b) of the Existing Credit Agreement to “nor does the Borrower have knowledge” is hereby amended to read “nor do Parent or the Borrower have knowledge”.

(c) The reference in Section 4.18 of the Existing Credit Agreement to “believed by management of the Borrower” is hereby amended to read “believed by management of Parent and the Borrower”.

Section 2.10. Subsidiaries. Section 4.15 of the Existing Credit Agreement is hereby amended to add the following sentences to the end thereof:

“Parent has no Subsidiaries other than the Borrower and its Subsidiaries. General Partner is the sole general partner of Parent.”

Section 2.11. Affirmative Covenants. The introductory paragraph to Article 6 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Parent and the Borrower hereby agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Administrative Agent hereunder, Parent and the Borrower shall and shall cause each Group Member to:”

Section 2.12. Financial Statements. The references in Sections 6.1(a) and 6.1(b) of the Existing Credit Agreement to “the Borrower” are hereby amended to read “Parent”.

Section 2.13. Certificates; Other Information.

(a) The reference in Sections 6.2(b) of the Existing Credit Agreement to “Responsible Officer of the Borrower” is hereby amended to read “Responsible Officer”.

(b) The reference in Sections 6.2(c) of the Existing Credit Agreement to “consolidated balance sheet of the Borrower” is hereby amended to read “consolidated balance sheet of Parent”.

(c) The reference in Sections 6.2(d) of the Existing Credit Agreement to “fiscal quarter of the Borrower” is hereby amended to read “fiscal quarter of Parent”.

Section 2.14. Notices. The reference in Sections 6.7(d)(ii) of the Existing Credit Agreement to “the PBGC or the Borrower” is hereby amended to read “the PBGC or Parent or the Borrower”.

Section 2.15. Negative Covenants. The introductory paragraph to Article 7 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Parent and the Borrower hereby agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Administrative Agent hereunder, Parent and the Borrower shall not, and shall not permit any Group Member to, directly or indirectly:”

Section 2.16. Financial Condition Covenants. Sections 7.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Section 7.1. Financial Condition Covenants.

“(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on any day to be greater than 4.50 to 1.0.

“(b) Interest Coverage Ratio. Permit the ratio of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters of Parent then most recently ended to (ii) Consolidated Interest Expense for such period to be less than 3.00 to 1.0.”

Section 2.17. Secured Indebtedness. Section 7.2(e) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(e) Indebtedness in respect of Capital Lease Obligations and other financing of fixed or capital assets permitted by Section 7.3(g);”

Section 2.18. Unsecured Indebtedness. Section 7.2(h) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(h) additional Indebtedness of Parent, the Borrower or any of its Subsidiaries that represents unsecured senior or subordinated notes issued by the Parent, and unsecured Guarantee Obligations thereof by the Borrower and the Subsidiary Guarantors; provided that (A) no principal amount of such Indebtedness matures earlier than six (6) months after the Revolving Termination Date, (B) at the time of such issuance and after giving effect thereto, no Default or Event of Default shall exist, including compliance with the financial condition covenants under Section 7.1, and (C) the Parent and the Borrower shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the foregoing requirements of this Section 7.2(h), including calculations with supporting detail regarding the financial condition covenants under Section 7.1, together with such other evidence of compliance with the foregoing requirements of this Section 7.2(h) as the Administrative Agent may reasonably request.”

Section 2.19. Liens. Section 7.3(g) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(g) Liens represented by Capital Lease Obligations or securing Indebtedness of the Borrower or any other Group Member to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the Capital Lease or the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property under such Capital Lease or financed by such Indebtedness, (iii) the amount of Indebtedness represented by such Capital Lease or secured by such acquired assets shall not be increased, and (iv) the aggregate principal amount (for the Borrower and all other Group Members) of all such Capital Leases or other Indebtedness secured as permitted by this Section 7.3(g) shall not exceed at any one time outstanding 10.0% of Consolidated Net Tangible Assets;”

Section 2.20. Restricted Payments. Section 7.6 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Section 7.6. Restricted Payments. Declare or pay any dividend or distribution (other than dividends payable solely in common stock or partnership or membership interests of the Person making such dividend or distribution) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member (or enter into or be party to, or make any payment under, any Synthetic Purchase Agreement with respect to any such Capital Stock if the purchase, redemption, defeasance, retirement or other acquisition thereof by the Borrower and its Subsidiaries would otherwise be prohibited under this Section 7.6), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary Guarantor, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Group Member to make payments (other than payments solely in the form of Capital Stock of the Borrower) to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that (i) any Subsidiary Guarantor or Immaterial Subsidiary may pay cash dividends or distributions on its Capital Stock to the Borrower or any Subsidiary Guarantor, (ii) the Borrower may pay cash dividends or distributions on its Capital Stock to the Parent, and (iii) so long as (A) no Default or Event of Default has occurred and is continuing at such time and (B) no Default or Event of Default would exist after giving pro forma effect to such distribution, the Parent may pay distributions to its members of “Available Cash” as defined in and permitted by the terms of the Parent’s Agreement of Limited Partnership (as defined in and in the form attached to the Parent Registration Statement) as it exists on the First Amendment Effective Date.”

Section 2.21. Modifications of Certain Agreements.

(a) Each reference in clause (i) of Section 7.8(c) to “Borrower’s Consolidated EBITDA” or “Borrower’s total Consolidated EBITDA” is hereby amended to read “Parent’s Consolidated EBITDA” or “Parent’s total Consolidated EBITDA”, respectively.

(b) Clause (ii) of Section 7.8(c) of the Existing Credit Agreement is hereby amended to read as follows:

“(ii) with respect to which the assignee or the acquiring Person under a separate gas gathering agreement has (or the guarantor of its obligations under a guaranty provided pursuant to the Gathering Agreement has) a long-term, senior unsecured credit rating equal to or greater than BB (or higher) by S&P and Ba3 (or higher) by Moody’s, in each case without a negative outlook.”

Section 2.22. Acquisitions. Clauses (ii) and (iii) of Section 7.10 of the Existing Credit Agreement are hereby amended in their entirety to read as follows:

“(ii) in the case of any such acquisition from a Person other than Chesapeake Midstream Operating, L.L.C. or any of its subsidiaries, immediately before and immediately after giving pro forma effect to such acquisition and to any Indebtedness incurred in connection with such acquisition, the Consolidated Leverage Ratio does not exceed 4.25 to 1.0; (iii) a substantial part of the assets acquired in such acquisition are commonly understood to be in the midstream energy business and immediately before and immediately after giving pro forma effect to such acquisition and to any Indebtedness incurred in connection with such acquisition, the Borrower shall be in compliance with the covenants set forth in Section 7.1;”.

Section 2.23. Changes in Fiscal Period. Section 7.11 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Section 7.11. Changes in Fiscal Period. Permit the fiscal year of Parent to end on a day other than December 31 or change Parent’s method of determining fiscal quarter.”

Section 2.24. Parent. The Existing Credit Agreement is hereby amended to add the following Section 7.18 immediately following Section 7.17:

“Section 7.18. Parent. Notwithstanding any other provision of this Agreement, with respect to Parent only: (a) hold any assets or conduct any business other than its ownership of the Borrower, (b) dispose of any of its ownership interest in the Borrower, and (c) accept any Restricted Payment in violation of Section 7.6.”

Section 2.25. Events of Default.

(a) Paragraph (k) of Article 8 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(k) [intentionally omitted]”

(b) Paragraph (l) of Article 8 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(l)(i) Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company (“Ventures”) shall cease to be, directly or indirectly, the beneficial owner (as defined above) of all of the outstanding Capital Stock of General Partner; (ii) General Partner shall cease to be, directly or indirectly, the beneficial owner (as defined above) of all of the general partner interests of Parent; (iii) less than 50% of the members of the board of directors, board of managers or similar governing body (the “Board”) of General Partner (excluding those members designated or appointed as independent directors to comply with any regulation or rule of any applicable governmental authority or regulating entity, including, without limitation, those of any regulatory agency, securities commission or stock exchange) shall be Chesapeake Energy Designees; (iv) the Designated Holders shall cease to be, directly or indirectly, the beneficial owners (as defined above), free and clear of all Liens, of the greater of (A) at least 25% of each class of outstanding Capital Stock of Ventures or (B) that amount or percentage of each class of outstanding Capital Stock of Ventures required under the organizational documents of Ventures to be entitled to hold 50% or more of the members of the Board of Ventures; or (v) the voting members of the Board of Ventures who are designated or appointed solely by Chesapeake Energy or its wholly owned Subsidiaries shall at any time (A) constitute less than 50% of the members of the Board of Ventures or (B) shall have any duty or obligation (other than any duty or obligation that may not be waived pursuant to Delaware law) to represent, in whole or in part, the interest of any Person other than Chesapeake Energy or its wholly owned Subsidiaries; or”

(c) Paragraph (m) of Article 8 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(m)(i) any Group Member (A) has failed to make payment when due of one or more amounts under the Material Agreements that exceed $5,000,000 in the aggregate at any one time outstanding, except to the extent such Group Member shall be disputing in good faith such payment in accordance with the terms of such Material Agreement, or (B) fails to observe or perform any other term, agreement or condition contained in or required by any Material Agreement, the effect of which failure under this clause (B) is to cause, or to permit any Person to terminate any Material Agreement or any material rights and benefits of such Group Member under such Material Agreement; or (ii) any Person party to a Material Agreement other than a Group Member (A) has failed to make payment when due of one or more amounts under any Material Agreement, except to the extent such Person shall be disputing in good faith such payment in accordance with the terms of such Material Agreement, that exceed $5,000,000 in the aggregate at any one time outstanding, (B) fails to observe or perform any other term, agreement or condition contained in or required by any Material Agreement, the effect of which failure under this clause (B) is to cause, or to permit any Group Member to terminate any Material Agreement, (C) permits any of the events described in paragraph (f) of this Article to occur with respect to such Person; or (iii) any amendment, modification, compromise, waiver or consent shall be made in respect of Material Agreement that has the effect of reducing or terminating (A) the aggregate amounts payable to or on behalf of any Group Member pursuant to the Material Agreement, whether already accrued or to be payable in the future and whether as a modification of fees, rates, charges, tax payments, reimbursement rights, indemnification rights, minimum storage commitments, minimum throughput commitments or otherwise, if such amendment, modification, compromise, waiver or consent would have the effect of reducing Consolidated EBITDA attributable to such Material Agreement by more than 10% or (B) any other material rights and benefits of a Group Member under such Material Agreement; or (iv) any assignment or transfer of rights or obligations in respect of any Material Agreement occurs in violation of the terms of any Material Agreement, as such terms exist on the date of this Agreement; or”

Section 2.26. Notices Generally. Sections 10.2(a)(i) and (ii) of the Existing Credit Agreement are hereby amended in their entirety to read as follows:

“(i) if to the Borrower or Parent, 6100 N. Western Ave., Oklahoma City, Oklahoma 73118, Attention: Dave Shiels (Telecopy No. 405-849-6224, Electronic Mail (E-mail): dave.shiels@chk.com) and Elliot Chambers (Telecopy No. 405-849-6119, Electronic Mail (E-mail): elliot.chambers@chk.com);

“(ii) if to the Administrative Agent, to Wells Fargo Bank, National Association, MAC D1109-019, 1525 W W T Harris Blvd, 1st Floor, Charlotte, NC 28262-8522, Attention: Laura Pellerin (Telecopy No. 704-715-0017, Phone No. 704-590-2760), with a copy to Wells Fargo Bank, National Association, 1445 Ross Avenue, Suite 4500, T5303-452, Dallas, Texas 75202, Attention: Jason Hicks (Telecopy No. 214-721-8215);”

Section 2.27. Schedule 1.1A. Schedule 1.1A to the Existing Credit Agreement is hereby amended in its entirety to read as set forth in Schedule 1.1A attached hereto.

Section 2.28. Consent of Majority Lenders. Majority Lenders hereby consent to (a) the release by Administrative Agent of the Liens in the Capital Stock of the Borrower pursuant to the Pledge Agreements by each of GIP-A (CHK), LLC, GIP-B (CHK), LLC, GIP-C (CHK), LLC, and Chesapeake Midstream Holdings, L.L.C., (b) the termination of each such Pledge Agreement, (c) the amendments to the Borrower’s LLC Agreement as contemplated by the Parent Registration Statement, and (d) the transactions contemplated by the Parent Registration Statement.

ARTICLE III.

CONDITIONS OF EFFECTIVENESS

Section 3.1. Effective Date. This Amendment shall become effective as of the date first above written when and only when:

(a) Each of the following conditions shall have been satisfied with respect to the transactions contemplated in the Parent Registration Statement:

(i) The sale of common units of Parent to the public (the “Parent Equity Sale”) and the related transactions, as contemplated by the Parent Registration Statement, shall have been committed to and “priced” pursuant to a fully executed underwriting agreement; and

(ii) all transactions contemplated in the Parent Registration Statement, other than the Parent Equity Sale, shall have been consummated, all conditions to the Parent Equity Sale shall have been tendered, and the closing and funding of the Parent Equity Sale shall be required to occur pursuant to the executed underwriting agreement on the business day immediately following the Effective Date.

(b) Administrative Agent shall have received all of the following, at Administrative Agent’s office, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent:

(i) the Amendment executed by Borrower, Parent, Administrative Agent and each Lender;

(ii) the Parent Guarantee Agreement executed by Parent;

(iii) a duly executed Consent and Agreement from each Subsidiary Guarantor in the form attached hereto;

(iv) a closing certificate of each Loan Party in substantially the form of Exhibit C to this Amendment;

(v)(1) a certificate from officer of General Partner of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of General Partner as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with Credit Agreement and the other Loan Documents to which Parent is a party and (2) such documents and certifications as the Administrative Agent may require to evidence that each General Partner and Parent are duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(vi) Security Agreement encumbering all assets of Parent;

(vii) amendments or supplements to the Mortgages providing for the change in the maximum Total Revolving Commitments and the Revolving Termination Date provided for in this Amendment;

(viii) legal opinions of Commercial Law Group, P.C. and Vinson & Elkins, counsel to the Group Members, regarding such matters as may be required by the Administrative Agent;

(ix) legal opinion of Thompson & Knight LLP, counsel to the Administrative Agent, regarding such matters as may be required by the Administrative Agent; and

(x) such other supporting documents as Administrative Agent may reasonably request.

(c) Borrower shall have paid, in connection with such Loan Documents, all recording, handling, amendment and other fees required to be paid to Administrative Agent pursuant to any Loan Documents.

(d) Borrower shall have paid, in connection with such Loan Documents, all other fees and reimbursements to be paid to Administrative Agent pursuant to any Loan Documents, or otherwise due Administrative Agent and including invoiced fees and disbursements of Administrative Agent’s attorneys.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of Borrower and Parent. In order to induce each Lender to enter into this Amendment, Borrower and Parent represent and warrant to each Lender that:

(a) The representations and warranties contained in Article 4 of the Existing Credit Agreement are true and correct at and as of the time of the effectiveness hereof, except (i) to the extent that the facts on which such representations and warranties are based have been changed by the extension of credit under the Credit Agreement, (ii) to the extent such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (iii) for purposes of this definition, the representations and warranties contained in subsections (a) and (b) of Section 4.1 of the Credit Agreement shall be deemed to refer, at the time of such acquisition, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1 of the Credit Agreement.

(b) Borrower and Parent are duly authorized to execute and deliver this Amendment and the other Amendment Documents and Borrower is and will continue to be duly authorized to borrow monies and to perform its obligations under the Credit Agreement. Borrower and Parent have duly taken all corporate action necessary to authorize the execution and delivery of this Amendment and the other Amendment Documents and to authorize the performance of the obligations of Borrower hereunder and thereunder.

(c) When duly executed and delivered, each of this Amendment and the Credit Agreement will be a legal and binding obligation of Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by equitable principles of general application.

ARTICLE V.

MISCELLANEOUS

Section 5.1. Parent Joinder. Parent hereby expressly joins the Credit Agreement as Parent and as a Group Member and expressly assumes all of the obligations and liabilities of Parent and a Group Member as provided therein. As of the Effective Date, Parent shall be deemed to be a party to the Credit Agreement with the same effect as if Parent is a direct signatory thereto. Parent hereby expressly ratifies, confirms and approves the Credit Agreement and the other Loan Documents, as they may be amended or affected by the various Amendment Documents.

Section 5.2. Ratification of Agreements. The Existing Credit Agreement as hereby amended is hereby ratified and confirmed in all respects. The Loan Documents, as they may be amended or affected by the various Amendment Documents, are hereby ratified and confirmed in all respects. Any reference to the Credit Agreement in any Loan Document shall be deemed to be a reference to the Existing Credit Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment and the other Amendment Documents shall not, except as expressly provided herein or therein, operate as a waiver of any right, power or remedy of Lenders under the Credit Agreement, the Notes, or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement, the Notes or any other Loan Document.

Section 5.3. Provisions Relating to Commitments. From and after the Amendment Effective Date, the Lenders shall have the respective Revolving Commitment as set forth on Schedule 1.1A as amended hereby. The Lenders and the Borrower hereby authorize the Administrative Agent to request borrowings from the Lenders, to make prepayments of Revolving Loans and to reduce Revolving Commitments under the Credit Agreement among the Lenders in order to ensure that, upon the effectiveness of this Amendment, the Revolving Loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Revolving Percentage (after giving effect to this Amendment) and that the Revolving Commitments shall be as set forth on Schedule 1.1A as amended hereby and no such borrowing, prepayment or reduction shall violate any provisions of the Credit Agreement or this Amendment. The Lenders hereby confirm that, from and after the Amendment Effective Date, all participations of the Lenders in respect of Letters of Credit outstanding hereunder shall be based upon the Revolving Percentage of each Lender (after giving effect to this Amendment).

Section 5.4. Survival of Agreements. All representations, warranties, covenants and agreements of Borrower and Parent herein shall survive the execution and delivery of this Amendment and the performance hereof, including without limitation the making or granting of the Loans, and shall further survive until all of the Obligations are paid in full. All statements and agreements contained in any certificate or instrument delivered by Borrower or any Group Members hereunder or under the Credit Agreement to any Lender shall be deemed to constitute representations and warranties by, and/or agreements and covenants of, Borrower and Parent under this Amendment and under the Credit Agreement.

Section 5.5. Loan Documents. This Amendment is and the other Amendment Documents each are a Loan Document, and all provisions in the Credit Agreement pertaining to Loan Documents apply hereto and thereto.

Section 5.6. Governing Law. This Amendment shall be governed by and construed in accordance the laws of the State of Texas and any applicable laws of the United States of America in all respects, including construction, validity and performance.

Section 5.7. Counterparts; Fax. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment and the other Amendment Documents may be validly executed by facsimile or other electronic transmission.

THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHESAPEAKE MLP OPERATING, L.L.C.

By:
J. Mike Stice
Chief Executive Officer

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

By:	Chesapeake Midstream GP, L.L.C., its general partner

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Swing Line Lender, as an Issuing Lender and as a Lender

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND plc, as a Lender

By:
Name:
Title:

First Amendment

CONSENT AND AGREEMENT

Each of the undersigned (in their individual capacity, each a “Guarantor”), hereby (i) consents to the provisions of this Amendment and the transactions contemplated herein, (ii) ratifies and confirms the Guaranty dated as of September 30, 2009 made by it for the benefit of Administrative Agent and Lenders executed pursuant to the Credit Agreement and the other Loan Documents, (iii) agrees that all of its respective obligations and covenants thereunder shall remain unimpaired by the execution and delivery of this Amendment and the other documents and instruments executed in connection herewith, and (iv) agrees that the Guaranty and such other Loan Documents shall remain in full force and effect.

BLUESTEM GAS SERVICES, L.L.C., an Oklahoma limited liability company

CHESAPEAKE MIDSTREAM GAS SERVICES, L.L.C., an Oklahoma limited liability company

OKLAHOMA MIDSTREAM GAS SERVICES, L.L.C., an Oklahoma limited liability company

PONDER MIDSTREAM GAS SERVICES, L.L.C., a Delaware limited liability company

TEXAS MIDSTREAM GAS SERVICES, L.L.C., an Oklahoma limited liability company

By: Chesapeake MLP Operating, L.L.C., sole manager

By:
J. Mike Stice
Chief Executive Officer